EXHIBIT 1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
among
ICE,
PHILIPS HOLDING USA INC.
and
ICE MERGER SUB, INC.
Dated as of December 18, 2007

TABLE OF CONTENTS

PAGE
ARTICLE I
The Merger; Closing; Effective Time

1.1 The Merger	1
1.2 Closing	2
1.3 Effective Time	2

ARTICLE II
Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1 The Certificate of Incorporation	2
2.2 The Bylaws	2
ARTICLE III
Directors and Officers of the Surviving Corporation
3.1 Directors	3
3.2 Officers	3

ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates

4.1 Effect on Capital Stock	3
4.2 Exchange of Certificates	4
4.3 Treatment of Stock Plan	6
4.4 Adjustments to Prevent Dilution	7

ARTICLE V
Representations and Warranties

5.1 Representations and Warranties of the Company	8
5.2 Representations and Warranties of Parent and Merger Sub	36

ARTICLE VI
Covenants

6.1 Interim Operations	38
6.2 Acquisition Proposals	41
6.3 Information Supplied	44
6.4 Stockholders Meeting	44
6.5 Filings; Other Actions; Notification	44
6.6 Access and Reports	46

i

ii

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 18, 2007, among Visicu, Inc., a Delaware corporation (the “Company”), Philips Holding USA Inc., a Delaware corporation (“Parent”), and Ice Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).
RECITALS
          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”); and
          WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, Dr. Brian A. Rosenfeld and Dr. Michael J. Breslow (the “Designated Employees”) have entered into certain employment agreements with Parent or one of its Affiliates, which in accordance with their respective terms shall become effective upon the Effective Time (as defined in Section 1.3).
          NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
The Merger; Closing; Effective Time
          1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the

Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).
          1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.
          1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).
ARTICLE II
Certificate of Incorporation and Bylaws
of the Surviving Corporation
          2.1 The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)(i), except that Article FOURTH of the Charter shall be amended to read in its entirety as follows: “FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000, consisting of 1,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”).”
          2.2 The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III
Directors and Officers
of the Surviving Corporation
          3.1 Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
          3.2 Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates
          4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company:
               (a) Merger Consideration. Each share of the common stock, par value $0.0001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and Shares owned by the Company, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $12.00 per Share (the “Per Share Merger Consideration”), subject to the provisions of Section 4.4 hereof. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).
               (b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
               (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.10 per share, of the Surviving Corporation.
          4.2 Exchange of Certificates.
               (a) Paying Agent. Prior to the Effective Time, Parent shall select an independent paying agent approved by the Company (which approval shall not be unreasonably withheld) (the “Paying Agent”) for payment of the Per Share Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for exchange in accordance with this Article IV, cash amounts in immediately available funds necessary for the Paying Agent to make the aggregate payments required pursuant to Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Exchange Fund shall not be used for any purpose that is not provided for in such Paying Agent agreement.
               (b) Exchange Procedures. Promptly after the Effective Time (and in any event within five business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the aggregate amount of the Per Share Merger Consideration represented by such holder’s Certificates (after giving effect to any required Tax (as defined in Section 5.1(n) withholdings). Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholding) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
               (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount, if any, in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.
               (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.
               (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be customarily required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
               (f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
               (g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law relating to Tax. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.
          4.3 Treatment of Stock Plan.
               (a) Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plan (as defined in Section 5.1(b)(i)), vested or unvested, shall be cancelled and each such Company Option, vested or unvested, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required under applicable Law to be withheld with respect to such payment. To the extent that applicable Tax amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
               (b) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plan and any other Company Benefit Plans, other than Company Options (the “Company Awards”), vested or unvested, shall be cancelled and each such Company Award, vested or unvested, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required under applicable Law to be withheld with respect to such payment. To the extent that applicable Tax amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
               (c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take all actions necessary to effectuate the provisions of Section 4.3(a) and (b), including any action to approve the disposition of Company Options and Company Awards in connection with the transactions contemplated under this Agreement to the extent necessary to exempt such disposition under Rule 16b-3 of the Exchange Act. The Company shall take all actions necessary to terminate the Stock Plan as of the Effective Time and to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company, Parent or of the Surviving Corporation to any Person pursuant to or in settlement of Company Options or Company Awards.
               (d) Notice. As soon as practicable following the mailing of the Proxy Statement (as defined in Section 6.3), the Company shall mail to each person who is a holder of Company Options or Company Awards a letter approved in advance by Parent describing the treatment of and payment for such Company Options or Company Awards pursuant to this Section 4.3 and providing instructions for use in obtaining payment for such Company Options or Company Awards.
          4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V
Representations and Warranties
          5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the SEC (as defined in Section 5.1(e)(i)) prior to the date of this Agreement (excluding, in each case, (i) any statements set forth only in the “Risk Factors” sections thereof, (ii) any statements, to the extent that they are cautionary, predictive or forward-looking in nature and (iii) any statements concerning matters disclosed on Schedule 5.1(t)) or as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (provided that, except as specified in Section 5,1(t) of the disclosure letter, the disclosures shall qualify other sections and subsections of the disclosure letter to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other sections and subsections) (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:
               (a) Organization, Good Standing and Qualification. The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company is organized and qualified to do business. The Company has no Subsidiaries. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) “Material Adverse Effect” with respect to the Company means a material adverse effect on the (x) properties, assets, or liabilities of the Company that is materially adverse to the Company as a whole or (y) business, financial condition or results of operations of the Company; provided, however, that none of the following, in and of themselves, shall be deemed to be or constitute a Material Adverse Effect, or shall be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur (as applicable):

               (A) changes in the economy or financial markets in the United States;
               (B) changes that are proximately caused by factors generally affecting the healthcare information technology industry;
               (C) any loss of, or adverse change in, the relationship of the Company with its customers or suppliers, or any loss of the Company’s employees to the extent that the Company establishes was directly or proximately caused by the pendency or announcement of the transactions contemplated by this Agreement;
               (D) changes in GAAP (as defined in Section 5.1(e)(iii)) after the date of this Agreement;
               (E) any failure by the Company to meet internal or published projections, estimates or forecasts of revenue, earnings, backlog, or other measures of financial or operating performance; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;
               (F) any matter arising out of or relating to the matters set forth in Section 5.1(g) of the Company Disclosure Letter;
               (G) a decline in the price of the Common Stock on the NASDAQ; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline in price has resulted in, or contributed to, a Material Adverse Effect; and
               (H) changes that are the result of acts of war, armed hostilities or other international or national calamity or acts of terrorism or any natural disaster, except to the extent that such acts, calamities or disasters directly and materially affect the properties, assets or business of the Company;
          provided, further, that, with respect to clauses (A) and (B) such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company or (ii) disproportionately adversely affect the Company compared to other companies of similar size operating in the healthcare information technology industry.
               (b) Capital Structure.
          (i) The authorized capital stock of the Company consists of 100,000,000 Shares, of which 33,183,228 Shares were outstanding as of the date hereof, and 10,000,000 shares of preferred stock, $0.0001 per share, no shares of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 3,959,803 Shares reserved for issuance under the Company’s Visicu, Inc. Equity Incentive Plan (the “Stock Plan”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, restricted stock units and performance units under the Stock Plan, including the holder, date of grant, term, number of Shares and, where applicable, whether an option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
          (ii) The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
          (iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax returns and the Company Reports, respectively, (C) to the extent required by applicable Law, was otherwise properly disclosed in the Company Reports, (D) has an exercise price at least equal to the fair market value of a Share on a date no earlier than the date of the corporate action authorizing the grant and has a grant date on or after the date of the corporate action authorizing the grant and (E) is exempt from Section 409(A) of the Code. The Company has provided to Parent a true and complete copy of the Stock Plan and the forms of all agreements evidencing the Company Options. No consent of the holder of any Company Option is required in connection with the actions contemplated by Section 4.3(a), and such actions so contemplated comport with the Stock Plan and the underlying agreements evidencing the Company Options.
               (c) Corporate Authority; Approval and Fairness.
               (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
               (ii) The board of directors of the Company has (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved this Agreement, declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, subject to the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to Parent. The board of directors of the Company has taken all action necessary to ensure that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.
               (d) Governmental Filings; No Violations; Certain Contracts.
               (i) Other than the filings and/or notices pursuant to Sections 1.3 and 6.5(a) and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any (A) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (B) federal, state, local, municipal, foreign, or other government, including any state Medicaid Agency or state licensing authority, or (C) governmental or quasi governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the Company (as presently conducted) following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger or the other transactions contemplated by this Agreement.
               (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(i)(vi)) pursuant to which consents or waivers are or may be required prior to consummation of the Merger and the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).
               (iii) To the Company’s Knowledge (as defined in Section 5.1(g)), the Company is not a creditor or claimant with respect to any debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that constitute, individually or in the aggregate, more than $1,000,000.
               (iv) Except for: (A) relationships with the Company as an officer, director or employee thereof (and compensation by the Company in consideration of such services) in accordance with the terms of their employment, and (B) relationships with the Company as stockholders or option holders therein, none of the directors or officers, or the stockholders of the Company, or any member of any of their families or Affiliates, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with the Company. None of the employees or stockholders of the Company has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, or any supplier, distributor, or customer of the Company, except for the normal rights of a stockholder of the Company, and except for rights under the Stock Plan.
               (e) Company Reports; Financial Statements.
               (i) The Company has filed on a timely basis all forms, statements, certifications, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) since April 5, 2006 (the “Applicable Date”). All such forms, statements, reports and documents filed since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, are referred to as the “Company Reports”. Each of the Company Reports, at the time of its filing (except as and to the extent such Company Report has been amended, modified or superseded in any subsequent Company Report filed prior to the date of this Agreement) complied or, if not yet filed, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (except as and to the extent such Company Report has been amended, modified or superseded in any subsequent Company Report filed prior to the date of this Agreement, in which case as of the date of such amendment, modification or superseding filing), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act or rules of the SEC, since the Applicable Date, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.
               (iii) The Company maintains “disclosure controls and procedures” as defined in Rules 13a-15(e) or 15d-15(e) of the Exchange Act. Such disclosure controls and procedures are designed to ensure that (A) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports within the time periods specified in the rules and forms of the SEC, and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company, and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to

Parent (A) a summary of any such disclosure made by management to the Company’s auditors and the audit committee since the Applicable Date, and (B) any communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all such material complaints or concerns made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system maintained by the Company for receipt of employee concerns regarding possible violations of Law. No attorney who represents the Company on an ongoing and material basis, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, any committee of the board of directors or the board of directors pursuant to rules adopted under Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
               (iv) (x) As amended, supplemented or corrected by Company Reports filed prior to the date of this Agreement, each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, (y) in the case of Company Reports filed after the date hereof, will fairly present in all material respects, in each case of (x) and (y), the consolidated financial position of the Company as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in (or incorporated by reference into) the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
               (f) Absence of Certain Changes. Since December 31, 2006, the Company has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been:

               (i) any change in the financial condition, properties, assets, liabilities, business, or results of its operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2006) of which the Company has Knowledge which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;
               (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance;
               (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company;
               (iv) any material change in any method of accounting or accounting practice by the Company, except as required by GAAP and disclosed in the Company Reports filed with the SEC prior to the date of this Agreement;
               (v) (A) any increase in the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business and consistent with past practice), or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or
               (vi) any agreement to do any of the foregoing.
               (g) Litigation and Liabilities. There are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company. Except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof, and except for obligations or liabilities incurred in the ordinary course of business since September 30, 2007, there are no material obligations or material liabilities of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed pursuant to GAAP or otherwise, or any other facts or circumstances of which the Company has Knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company, including those relating to matters involving any Environmental Law (as defined in Section 5.1(m)). The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

          For purposes of this Agreement, the term “Knowledge” shall mean, with respect to the Company, the knowledge that any Person set forth in Schedule 5.1(g)(i) of the Company Disclosure Letter either has or would be reasonably expected to have in the ordinary course of such Person’s employment duties.
               (h) Employee Benefits.
               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of, or other consultants providing services to, the Company and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”) are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter and all material related documents, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent. Except as set forth on Schedule 5.1(h)(i) of the Company Disclosure Letter, the Company is not a party to any employment, retention, severance or change in control agreement with any Person.
               (ii) All Company Benefit Plans comply in all material respects in form and have been operated in substantial compliance with their terms and the requirements of ERISA, the Code and other applicable Laws. Each Company Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, uses a form of prototype plan document that has received a favorable opinion letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. The Company does not sponsor or maintain or have any liability with respect to any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. The Company has not engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. The Company has not incurred, or does not reasonably expect to incur, a Tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.
               (iii) Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is an ERISA Affiliate. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.
               (iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has and no circumstances exist that could result in an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. The Company has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
               (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such

Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.
               (vi) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans. The Company does not have any obligations for post-termination health and life benefits under any Company Benefit Plan, other than in accordance with Section 4980B of the Code.
               (vii) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) other than with respect to the Stock Plan and Company Options, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the Merger and the other transactions contemplated by this Agreement, Parent to merge, amend or terminate any of the Company Benefit Plans or (D) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. No Company Benefit Plan or other agreement provides any employee or director of the Company with any amount of additional compensation if such individual is provided amounts subject to excise or additional Taxes imposed under Section 409A or 4999 of the Code.
               (viii) (A) Any individual who performs or performed services for the Company and who is not treated as an employee for federal income Tax purposes by the Company is not an employee under applicable Law or for any purpose, including, without limitation, for Tax withholding purposes or Company Benefit Plan purposes; (B) the Company has no liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Company Benefit Plan; and (C) each of the employees of the Company has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

               (i) Compliance with Laws; Licenses.
               (i) The businesses of the Company have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of the Company, no material change is required in the Company’s processes, properties or procedures in connection with any such Laws, and the Company has not received from any Governmental Entity any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company has obtained and the business of the Company has not been, and are not being, conducted in violation of or inconsistent with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, enrollments, accreditations, franchises, variances, waivers, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted. To the Knowledge of the Company, there exists no grounds for revocation, suspension or limitation of any License (including, but not limited to, as a result of the Merger) and no notices have been received by the Company, its officers or managing employees with respect to any threatened, pending or possible termination, revocation, suspension or limitation of any License.
               (ii) Each product that is sold by the Company for commercial distribution or is in current commercial distribution (a “Company Product”) is in compliance in all material respects with all applicable requirements of the Food and Drug Administration (“FDA”) or any other relevant Governmental Entity and all Licenses, permissions, clearances, authorizations, notified body certificates of compliance or consents required for placing and continuing to place the Company Products on the market in the United States and Canada. Specifically, the Company’s facility is registered and each Company Product is listed with the FDA under Section 510 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. (the “FD&C Act”), and the applicable rules and regulations thereunder, except to the extent not required by the FD&C Act to be so listed. Each Company Product in current commercial distribution that is a Class II medical device as defined under Section 513(a)(1) of the FD&C Act and applicable rules and regulations thereunder was first marketed under, and is covered by, a premarket notification in compliance with Section 510(k) of the FD&C Act and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with Section 510(l) or (m) of the FD&C Act and applicable rules and regulations thereunder. The Company is currently in compliance in all material respects with, and each Company Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance in all material respects with the FD&C Act and the applicable rules and regulations thereunder. The Company is in compliance with all applicable written procedures, record-keeping and reporting requirements of the FD&C Act and the applicable rules and regulations thereunder, including those set forth in 21 C.F.R. Parts 803 and 806. Since first receiving 510(k) clearance through the date of this Agreement, the FDA has not inspected the Company’s premises or its records. The Company has not introduced in commercial distribution during the five calendar year period immediately preceding the date hereof any products which were upon their shipment by the Company adulterated or misbranded in violation of Section 301 of the FD&C Act. Any modifications by the Company to any product marketed by the Company have obtained requisite FDA approvals and clearances or have otherwise been made in accordance with applicable Law. All manufacturing facilities are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.
               (iii) Except as disclosed in Section 5.1(i)(iv) of the Company Disclosure Letter, in the last three years, none of the Company’s products have been recalled or subject to FDA correction or removal requirements, and the Company has not received notice, either completed or pending, of any proceeding seeking a corrective action, recall, suspension or seizure of any products. The Company has not received any order, demand or other formal proceedings from any competent authority or notified body for medical devices to undertake any form of withdrawal from the market of any of its products or any product recall and has notified any competent authority or notified body of the intent to conduct a market withdrawal, product recall or field correction, and, to the Knowledge of the Company, no facts or circumstances have occurred that are reasonably likely to give rise to any such corrective action, recall, suspension or seizure.
               (iv) The Company is not included on FDA’s AIP list.
               (v) As of the date hereof, neither the Company nor, to the Company’s Knowledge, any of its employees, agents or consultants retained to assist with product license submissions, has been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or for any purpose, been charged with or convicted under United States Law for conduct relating to the development, approval, marketing or sale of drugs or devices or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant Law or been disbarred, disqualified or convicted under or for any equivalent or similar applicable foreign Laws.
               (vi) The Company has complied in all material respects with all applicable information security and privacy obligations under all business associate agreements or other similar Contracts with their customers who are Covered Entities or Business Associates of a Covered Entity, as those terms are defined in 45 C.F.R. § 160.103, which obligations relate to the security and privacy regulations regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended (“HIPAA”), and the regulations promulgated thereunder and all applicable state patient confidentiality and other applicable privacy Laws. To the Knowledge of the Company, the Company Products contain technical security mechanisms, which are reasonably capable of protecting the confidentiality, integrity, and availability of the data stored or transmitted by such products, and include, without limitation, access controls, audit controls, mechanisms to verify the integrity of the data or images, person and/or entity authentication, and transmission security mechanisms. The Company has not received (A) from any person, or has been made aware of, any written complaints or concerns regarding the Company’s or any Company Product’s noncompliance with obligations under the Company’s customer Contracts or business association agreements that relate to HIPAA, any regulations promulgated thereunder, or any applicable state privacy Laws and (B) from any customer, or has been made aware of, any notice relating to the Company’s obligation to indemnify customers for civil liabilities resulting or arising from the Company’s breach of any business associate agreement or its HIPAA-related obligations under any customer Contract. To the extent that the Company represents or has represented to a customer of the Company that its products and/or services comply with any privacy or security Laws, regulations, rules, and/or standards, the Company has undertaken all activities reasonably necessary to comply in all material respects with such Laws, regulations, rules, and/or standards.
               (vii) To the Knowledge of the Company, neither it nor its directors or executive officers (A) has violated any federal, state or local statutes, rules, ordinances, or regulations or permit requirements relating to fraud and abuse, anti-kickback, self-referral, fee-splitting or other applicable Laws that regulate healthcare providers and others, including: (t) the applicable Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act and other federal Laws, including any activity which is prohibited under the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.), (u) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn), (v) the False Claims Act (31 U.S.C. § 3729), (w) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (x) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343), (y) False Statements Relating to Health Care Matters (18 U.S. C. § 1035), and (z) Health Care Fraud (18 U.S.C. § 1347) or (B) has engaged in a pattern or practice of making payments intended to obtain or induce patient referrals for any of their operations.
               (j) Material Contracts and Governmental Contracts.
               (i) As of the date of this Agreement, the Company is not a party to or bound by:
                    (A) any lease of real or personal property providing for annual rentals of $50,000 or more;
                    (B) any Contract with any of the Company’s current customers;
                    (C) except for any Contract with a customer of the Company entered into in the ordinary course of business (a “Customer Contract”), any Contract (x) that is reasonably likely to require aggregate annual payments to or from the Company of more than $250,000, or (y) that is reasonably likely to require aggregate payments to or from the Company of more than $500,000;
                    (D) other than with respect to any partnership that is wholly-owned by the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
                    (E) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in each case in excess of $100,000;
                    (F) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that is not an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
                    (G) any non-competition Contract or other Contract that (w) purports to limit in any material respect either the type of business in which the Company (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (x) could require the disposition of any material assets or lines of business of the Company or, after the Effective Time, Parent or its Subsidiaries, (y) except for Customer Contracts, any Contract that grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company, or (z) prohibits or limits the right of the

Company to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of its Intellectual Property (as defined in Section 5.1(p)) rights;
                    (H) any Contract to which the Company is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
                    (I) any Contract between the Company and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;
                    (J) any Contract providing for indemnification by the Company of any Person, except for (x) Customer Contracts or (y) Contracts that are not reasonably likely to be material to the Company;
                    (K) any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or any operating assets or Intellectual Property;
                    (L) any Contract to authorize or license any third party to manufacture, reproduce or sell any products of the Company;
                    (M) any Contract regarding any acquisition of assets or a business by the Company to which there may be any future obligation on the part of the Company to make additional payments including but not limited to by means of an earn-out or similar contingent payment mechanism; and
                    (N) any Contract regarding any disposition of assets or a business by the Company to which there may be any future obligation on the part of the Company to make additional payments or as to which there is any continuing liability of the Company.
The Contracts described in clauses (A)-(N), together with all exhibits and schedules to such Contracts, being the “Material Contracts.”
               (ii) A correct and complete copy of each Material Contract has, prior to the date of this Agreement, been (A) delivered to Parent, (B) made available to Parent in the online data room or otherwise, or (C) publicly filed with the SEC as an exhibit to the Company Reports filed prior to the date hereof, and each such Material Contract is a valid and binding agreement of the Company, and unless it has expired by its terms, is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Material Contract.

               (iii) (A) With respect to each Governmental Contract, except as would not reasonably likely to have a Material Adverse Effect, (x) all representations and certifications executed and set forth in or pertaining to such Governmental Contract were complete and correct as of their effective date, and the Company has complied in all material respects with all such representations and certifications during the performance of such Governmental Contract; (y) neither the United States government nor any prime contractor, subcontractor or other Person with has notified the Company that the Company has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Governmental Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Governmental Contract.
                    (B) Except as would not reasonably be likely to have a Material Adverse Effect, (x) to the Knowledge of the Company, neither the Company nor any of its personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Governmental Contract; (y) the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract; and (z) neither the Company nor, to the Knowledge of the Company, any of its personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.
As used herein, “Governmental Contract” means any contract to which the Company is a party, or by which it is bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).
               (k) Real Property.
               (i) There is no real property owned by the Company.
               (ii) With respect to the real property leased or subleased to the Company (the “Leased Real Property”), the lease or sublease for such property is valid, legal binding, enforceable against the Company in accordance with its terms and in full force and effect and the Company is not in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. A correct and complete copy of each lease or sublease for Leased Real Property has previously been made available to Parent.
               (iii) Section 5.1(k)(iii) of the Company Disclosure Letter sets forth (A) an abbreviated or cursory description of the principal functions conducted at each parcel of Leased Real Property, and (B) a correct street address and such other information as is reasonably necessary to identify each parcel of Leased Real Property.
               (l) Takeover Statutes. Assuming the accuracy of the representation and warranties of Parent and Merger Sub as set forth in Section 5.2(g), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
               (m) Environmental Matters. The Company has complied at all times with all material applicable Environmental Laws and no property currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance. To the Knowledge of the Company, no property formerly owned or operated by the Company was contaminated with any Hazardous Substance during or prior to such period of ownership or operation. The Company (i) is not liable for any Hazardous Substance disposal or contamination on any third party property; (ii) has not had any reportable release of any Hazardous Substance; (iii) has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law; and (iv) is not subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to obligations or liability involving any Environmental Law or otherwise relating to Hazardous Substances. None of the properties owned or leased by the Company contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls. The Company has not engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance. To the Knowledge of the Company, there are no other circumstances or conditions involving the Company that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law. The Company has made available to Parent in the online data room copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its current and former properties or operations.

               As used herein, (i) the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement now or hereafter in effect relating to: (A) the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance, and (ii) the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
               (n) Taxes. (i) The Company (A) has prepared in good faith and duly and timely filed with the appropriate Tax authorities (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) has paid all Taxes (as defined below) that are required to be paid or that the Company is obligated to withhold and pay from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and fully and properly reserved for in accordance with GAAP in the Company Reports; and (C) has not waived or requested a waiver of any statute of limitations with respect to Taxes or agreed to or requested any extension of time with respect to a Tax assessment or deficiency.
               (ii) There are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.
               (iii) There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s Tax liability. The Company has not been notified that either the IRS or any other Tax authority has raised any issues in connection with any Tax Return of the Company relating to Taxes, and, to the Knowledge of the Company, no basis exists for any such issues to be raised.
               (iv) The Company has made available to Parent true and correct copies of (A) Tax Returns filed by the Company for each of the fiscal years ended December 31, 2006, December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002, and (B) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communication sent or received by the Company relating to Taxes.

               (v) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger.
               (vi) The Company has not participated in any “reportable transactions” within the meaning of Section 1.6011-4 of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code (the “Treasury Regulations”) nor has the Company been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.
               (vii) The Company does not have any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
               (viii) The Company is not a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.
               (ix) The Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
               (x) There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
               (xi) No written claim has ever been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction, and no basis exists for any such claim to be made.
          As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, assessments or other charges of any kind imposed by any government or taxing authority whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

               (o) Labor Matters. The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. There has not been in the last six years, a representation question in respect of any of the employees of the Company, and there are no current campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor union or labor organization. The Company is in substantial compliance with all labor and employment Laws and are not the subject of any material proceeding that asserts that the Company has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened. For the past six years there has been no labor strike, walk-out, work stoppage, slow-down or lockout involving the Company. The Company is not required to comply with the reporting requirements of the Labor Management Reporting and Disclosure Act.
               (p) Intellectual Property.
          Except for Customer Contracts:
               (i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete worldwide list of (A) all patents, patent applications, registered copyrights and registered copyright applications, invention disclosures and Company Software, in each case to the extent comprising Company Owned Intellectual Property, (B) all Proprietary Source Identifiers to the extent comprising Company Owned Intellectual Property, (C) all material licenses, assignments and other agreements relating to patents, patent applications, inventions, know-how, technology, or the like, and a list of all material licenses, commitments and other agreements (other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software) relating to Proprietary Source Identifiers, copyrights, domain names (other than Contracts entered into with registrars of such domain names), Company Software and other Intellectual Property to which the Company is a party or by which the Company and/or any of its Company Owned Intellectual Property is in any way bound, and (D) descriptions of any and all actions that must be taken within the 120 days following the date of this Agreement to maintain pendency, avoid abandonment, avoid additional fees and/or expenses associated with and/or provide a timely response to any and all patent, trademark, copyright or other registration or protection matters involving Company Owned Intellectual Property which are within and/or before any and all government offices, courts and agencies throughout the world.
               (ii) To the Knowledge of the Company, the operation of the business of the Company as currently conducted or as contemplated to be conducted, the sale or use of the products and/or services of the Company, the use of the Company Owned Intellectual Property and the Company Licensed

Intellectual Property in connection therewith, and the transmission, use, linking and other practices of the Company in the operation of their web sites, including the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no claim is pending or, to the Company’s Knowledge, threatened against the Company alleging any of the foregoing. For the conduct of the business of the Company as presently conducted and the continuation hereafter of such business as presently conducted, no right, license, lease, consent, or other agreement is or will be required with respect to any patent, invention, know-how, technology, or the like, or any Proprietary Source Identifiers, copyright, domain name or other Intellectual Property other than those described in Section 5.1(p)(ii) of the Company Disclosure Letter. No claim of infringement, misappropriation or violation has been made to the Company or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, are there any valid grounds for any bona fide claims for such infringement, misappropriation or violation. None of the patents or patent applications listed in Section 5.1(p)(i) of the Company Disclosure Letter is involved in any interference, reexamination, conflict or opposition proceeding, and there has been, to the Knowledge of the Company, no threat to the Company that any such proceeding will hereafter be commenced. None of the Proprietary Source Identifiers or registrations or applications to use or register such Proprietary Source Identifiers or domain names listed in Section 5.1(p)(i) of the Company Disclosure Letter is involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, or has been otherwise challenged by any third party and there has been no threat to the Company that any such proceeding or challenge will hereafter be commenced.
               (iii) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Company Owned Intellectual Property, and owns, is licensed or otherwise possesses legally enforceable rights to use (to the Knowledge of the Company, with respect to third party patents) the Company Owned Intellectual Property and the Company Licensed Intellectual Property in the ordinary course of its business as presently conducted or as contemplated to be conducted.
               (iv) The Company Owned Intellectual Property and Company Licensed Intellectual Property include all of the Intellectual Property necessary and material for the ordinary day to day conduct of the business of the Company including all software development tools, library functions, compilers and other third party software that are material to the business of the Company, or that are currently used in the operation or modification of Company Software, and there are no other items of Intellectual Property that are necessary for such ordinary day-to-day conduct of such business as now conducted or proposed by the Company to be conducted. The Company Owned Intellectual Property (other than Company Owned Intellectual Property that is the subject of pending patent and trademark applications) is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.
               (v) (A) To the Knowledge of the Company, the conduct of the Company’s business as conducted for the past five years, as currently conducted and as it is intended to be conducted has not and does not infringe upon any Intellectual Property rights of any Person; and
                    (B) The Company has not been notified by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company that (x) any of such Person’s Intellectual Property rights are infringed, or (y) the Company requires a license to any of such Person’s Intellectual Property rights.
               (vi) To the Knowledge of the Company, no person is engaging in any activity that infringes, violates or misappropriates the Company Owned Intellectual Property and/or breaches or otherwise violates the IP Licenses. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Owned Intellectual Property or the Company Licensed Intellectual Property.
               (vii) The Company has delivered or made available to Parent true and correct and complete copies of all (A) worldwide patents, patent applications and registered copyrights, Company Product specifications, all Proprietary Source Identifiers and Company Product manuals comprising Company Owned Intellectual Property, (B) material IP Licenses and any other agreements and documents relating to Intellectual Property owned by the Company and/or owed to the Company by a third party or owed to a third party by the Company, other than licenses of commercial off-the shelf, click-wrap or shrink-wrap computer software (hereinafter all of the foregoing referred to singly and/or jointly in this Section 5.1(p)(vii) as “IP Contracts”), and (C) records relating to Company Owned Intellectual Property including, but not limited to, patents, patent applications, assignments, license commitments and other agreements listed or described in Section 5.1(p)(i) of the Company Disclosure Letter and all applications and registrations for Proprietary Source Identifiers and copyrights, material IP Licenses, leases, commitments and other agreements listed or described in Section 5.1(p)(ii) of the Company Disclosure Letter, other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software. The source code and license for the Company Software will be delivered to Parent at Closing. With respect to each of these IP Contracts delivered or made available as specified in this Section 5.1(p)(vii):
                    (A) each of these IP Contracts is valid and binding and in full force and effect and represents the entire understanding between the respective parties with respect to the subject matter of such IP Contract. To the Knowledge of the Company, there are no defaults under each of these IP Contracts that will result in payments by the Company. No party to any of these IP Contracts has threatened to terminate such IP Contract on account of any breach (actual or alleged);
                    (B) each of these IP Contracts will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under any of these IP Contracts or otherwise give the other party to each of these IP Contracts a right to terminate such IP Contract or otherwise require any consent of a third party;
                    (C) the Company has not (x) received any notice of termination or cancellation under any of these IP Contracts, (y) received any notice of breach or default under any of these IP Contracts, which breach has not been cured, and/or (z) granted to any third party any rights, adverse or otherwise, under each of these IP Contracts that would constitute a breach of such IP Contract; and
                    (D) none of the Company or, to the Company’s Knowledge, any party to each of these IP Contracts, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such IP Contract.
               (viii) The Company has conducted testing of Company Software incorporated into the Company’s products as described in Section 5.1(p)(viii) of the Company Disclosure Letter in accordance with normal customs and standards of the industry and, to the Knowledge of the Company, the Company Software is free of all viruses, worms, trojan horses and other contaminants, and performs substantially in accordance with the Company’s documentation. The Company has obtained all approvals necessary for exporting the Company Software outside the United States to any country in which Company Software is currently sold or licensed for use and importing Company Software into any country in which Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. With the exception of source code escrow agreements, no rights in Company Software have been transferred to any third party except to the customers of the Company to whom the Company has licensed such Company Software in the ordinary course of business and to resellers or distributors of the Company for the purpose of reselling or distributing Company Software.

               (ix) To the Company’s Knowledge, the Company has the right to use all software development tools, library functions, compilers and other third party software that are material to the business of the Company, or that are currently used in the operation or modification of Company Software.
               (x) To the Company’s Knowledge, the Company does not have or maintain any “freeware” that would allow third parties to use any Company Software without an IP License from the Company.
               (xi) The Company has taken reasonable steps to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the Knowledge of the Company, (A) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person, (B) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (C) no employee, independent contractor or agent of the Company is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract governing the protection, ownership, development, use or transfer of Intellectual Property.
               (xii) Each of the current and former employees and consultants of the Company other than those set forth in Section 5.1(p)(xii)(A) of the Company Disclosure Letter has executed a confidential information and assignment of inventions agreement with the Company substantially in the form or forms attached as Section 5.1(p)(xii)(A) of the Company Disclosure Letter. Each current and former consultant of the Company other than those set forth in Section 5.1(p)(xii)(B) of the Company Disclosure Letter has executed a consulting agreement with the Company substantially in the form or forms attached as Section 5.1(p)(xii)(B) of the Company Disclosure Letter. The Company is not aware that any of its employees or consultants is in violation of any such agreement. All vendors of the Company with access to confidential information of the Company are parties to written agreements substantially in the form attached to Section 5.1(p)(xii)(C) of the Company Disclosure Letter under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company. The Company is not aware that any of its vendors is in violation thereof.
               (xiii) The Company Owned Intellectual Property and Company Licensed Intellectual Property owned and/or manufactured by the Company does not include any portion of any Open Source Software.
               (xiv) To the Company’s Knowledge, no Company employee is a member of a standards organization and has signed an agreement or made himself or the Company subject to any obligation relating in any way to Intellectual Property.
               (xv) The Company is the exclusive owner of the entire and unencumbered right, title and interest in the Company Software owned, manufactured, distributed, sold, licensed to third parties or marketed by the Company of the Company.
               (xvi) The Company is not required to share revenues with any third party for any Company Product that has been made, used, marketed, sold or otherwise commercialized and no actions have been asserted, are pending, or to the Knowledge of the Company, are threatened against the Company that would require the Company to share revenues with any third party.
               (xvii) To the Knowledge of the Company, United States Patent 6,804,656, as amended in the Reexamination Certificate issued October 30, 2007, United States Patent 7,256,708, and any and all counterparts of the aforementioned patents in any and all countries in which the patents have been filed, and each of them, is valid and enforceable in the jurisdiction in which it issues.
               (xviii) To the Knowledge of the Company, the inventors of United States Patent 6,804,656 are the first inventors of the subject matter patented therein.
     For purposes of this Agreement, the following terms have the following meanings:
     “Company Licensed Intellectual Property” shall mean each item of Intellectual Property licensed to the Company.
     “Company Owned Intellectual Property” shall mean each item of Intellectual Property owned or controlled, in whole or in part, by the Company.
     “Company Software” shall mean the software listed in Section 5.1(p) of the Company Disclosure Letter and any other computer software and databases owned, manufactured, distributed, sold, licensed or marketed by the Company (other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software).
     “Intellectual Property” shall mean (i) any and all inventions (including all invention disclosures whether or not filed as patent applications within the last 48 months), works, drawings, specifications, samples, models, processes, procedures, instructions, technology, applied development engineering data, reports, hardware, customer lists, trade secrets and data bases and all other technical, business or commercial information, data, and documents of any kind whatsoever and all forms of protection afforded by law to inventions, models, designs or technical information, whether or not protectable, registrable and/or confidential, in any part of the world, and applications therefor or which otherwise arises or is enforceable under the Laws of the United States, any other jurisdiction or any bi-lateral or multi-lateral treaty regime including, but not limited to, any and all patents (including reissues, divisionals, continuations and extensions thereof), patent registrations, utility models, trade secrets, registered and unregistered designs including mask works, copyrights, and moral rights, (ii) Proprietary Source Identifiers, and (iii) Company Software.
     “IP Licenses” shall mean licenses, assignments, commitments and/or any and all other agreements entered into by the Company (i) granting to third parties rights in the Company Owned Intellectual Property or the Company Licensed Intellectual Property, or (ii) granting to the Company rights in the Intellectual Property of any third party.
     “Open Source Software” shall mean (i) any software that requires as a condition of use, modification and/or distribution of such software, that such software: (a) be disclosed or distributed in source code, (b) be licensed for the purpose of making derivative works, and/or (c) can be redistributed only free of enforceable Intellectual Property rights, and/or (ii) any software that contains, is derived in any manner (in whole or in part) from, or statically or dynamically links against any software specified in (i). For exemplary purposes only, and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models shall qualify as Open Source Software: (a) the GNU General Public License (“GPL”) or Lesser/Library GPL, (b) the Artistic License, (c) the Mozilla Public License, (d) the Common Public License, (e) the Sun Community Source License, and (f) the Sun Industry Standards Source License.
     “Proprietary Source Identifiers” shall mean trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, brand names and the like and other source identifiers, whether or not registrable, pending as applications for registrations and/or registered in any and/or all countries of the world.
               (q) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies (“Insurance Policies”) are listed in Section 5.1(q) of the Company Disclosure Letter. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The claim history furnished by the Company to Parent or made available in the online data room with respect to the Insurance Policies is correct and complete in all material respects.

               (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Morgan Stanley & Co. Incorporated is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
               (s) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.
          5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:
               (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
               (b) Corporate Authority. Each of Parent, Merger Sub and Koninklijke Philips Electronics, N.V. (the “Guarantor”) has all requisite corporate power and authority and has taken all corporate and stockholder action necessary in order to execute, deliver and perform its obligations under this Agreement and the related Guarantee and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
               (c) Governmental Filings; No Violations; Etc.
               (i) Other than the filings and/or notices pursuant to Sections 1.3 and 6.5, and under the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the respective assets of Parent or Merger Sub pursuant to, any Contracts binding upon Parent or Merger Sub; (C) violate any Laws applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound or governmental or non-governmental permit or license to which Parent or Merger Sub is subject; or (D) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B), (C) or (D) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
               (d) Funding. The Buyer and Merger Sub have and/or will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to (i) perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, (ii) pay any and all fees and expenses in connection with the Merger, and (iii) satisfy any of their respective other payment obligations pursuant to this Agreement.
               (e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.10 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent free and clear of all Liens.
               (f) Operations of Merger Sub. Merger Sub has been organized as a corporation solely for the purposes of effecting the Merger and the other transactions contemplated this Agreement. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

               (g) Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or owns (beneficially or of record) directly or indirectly, any Shares.
               (h) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.
ARTICLE VI
Covenants
          6.1 Interim Operations. The Company covenants and agrees that, after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, its business shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it shall use its commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present executive officers or key employees of the Company. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or expressly permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), (C) as required by applicable Law, or (D) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not:
               (a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;
               (b) merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate;
               (c) acquire assets or any securities of any business from any other Person, in any transaction or series of related transactions, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement, (ii) acquisitions with a value or purchase price in the aggregate of less than $200,000, or (iii) acquisitions of inventory, supplies, and other purchases in the ordinary course of business;
               (d) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than required issuances of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement;
               (e) create or incur any Lien material to the Company on any assets of the Company having a value in excess of $100,000 in the aggregate;
               (f) make any loans, advances or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;
               (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;
               (h) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
               (i) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for (i) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $100,000 in the aggregate, (ii) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (iii) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $100,000 of notional debt in the aggregate;
               (j) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $100,000 in the aggregate during any 12 month period;
               (k) enter into any Contract, other than a Customer Contract, that is reasonably likely to require aggregate annual payments to or from the Company of more than $250,000 or that is reasonably likely to require aggregate payments to or from the company of more than $500,000;
               (l) enter into any Contract, other than a Customer Contract, that would have been a Material Contract had it been entered into prior to this Agreement;

               (m) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;
               (n) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $100,000 (net of insurance coverage) or any obligation or liability of the Company in excess of such amount;
               (o) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it under any Material Contract or waive any rights under any Material Contract;
               (p) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
               (q) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company, except for product sales in the ordinary course of business, sales of obsolete assets or sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;
               (r) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, (i) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other service provider of the Company, (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vi) forgive any loans to directors, officers or employees of the Company;
               (s) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or
               (t) agree, authorize or commit to do any of the foregoing.

          6.2 Acquisition Proposals.
               (a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its officers or directors shall, and that it shall cause its employees not to, and shall instruct its investment bankers, attorneys, accountants and other advisors or representatives (the Company’s officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:
               (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or
               (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or
               (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
          Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide or cause to be provided information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information, an executed confidentiality agreement on terms at least as protective for the benefit of the Company as those contained in the Confidentiality Agreements (as defined in Section 6.7) and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with the requirements of this Section 6.2, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law; (y) in each such case referred to in clause (A) or (B), if the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.
               (b) Definitions. For purposes of this Agreement:
          “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of any class of equity securities of the Company or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.
          “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or 50% or more of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).
               (c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee thereof shall not:
               (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond 10 business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or
               (ii) except as expressly permitted by, and after compliance with, Section 8.3(a)hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

          Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement and (subject to the Company’s prior compliance with Section 8.3(a)) enter into an Alternative Acquisition Agreement in connection therewith, if, subject to compliance with Section 6.2(f) the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three business days following Parent’s receipt of written notice from the Company advising that the board of directors of the Company intends to take such action and the basis therefor. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to, and in each case within three business days of, such notice.
               (d) Certain Permitted Disclosure. Without limiting the right of Parent to terminate this Agreement in accordance with Section 8.4, nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure (other than a “stop, look and listen” announcement) does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4
               (e) Existing Discussions. Upon execution of this Agreement, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement within the twelve-month period prior to this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all non-public information heretofore furnished to such Person by or on behalf of it.
               (f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of any material developments affecting the status and terms of any such proposals or offers (including any amendments thereto).
          6.3 Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 21 days after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that the Proxy Statement will, when filed, when mailed and at the time of the Stockholders Meeting, comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no covenants, representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or any of their Affiliates, expressly for use in the Proxy Statement. Each of the Company and Parent agrees, as to itself and its respective Subsidiaries and Affiliates (including, for Parent, the Guarantor), that none of the information supplied or to be supplied by it or any of its Subsidiaries or Affiliates for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to holders of Common Stock or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          6.4 Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(a) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting.
          6.5 Filings; Other Actions; Notification.
               (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Parent and Merger Sub shall, and shall cause their Affiliates to, furnish all information concerning themselves and their

Affiliates as may be reasonably necessary or advisable in connection with the Proxy Statement, and cooperate with and provide reasonable assistance to the Company in connection with the preparation, filing and mailing of the Proxy Statement. The Company and Parent shall each use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC or its staff. The Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the holders of Common Stock entitled to vote at the Stockholders Meeting as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
               (b) Cooperation. The Company and Parent shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, responding to all reasonable requests for additional information by a Governmental Entity (including, without limitation, a request for additional information and documents under the HSR Act), and to obtain as promptly as practicable all consents, registrations, approvals, permits, authorizations, actions or non-actions necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or Parent or any of Parent’s Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of the ability of Parent or the Company to own or operate, any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin the Merger or the other transactions contemplated by this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of Parent’s Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and submissions relating to proceedings under the HSR Act). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
               (c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries (in the case of Parent), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of Parent’s Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
               (d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of Parent’s Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably likely to have a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein.
               (e) For purposes of this Section 6.5, the term Parent shall include Guarantor. Parent shall cause Guarantor to comply with this Section 6.5 as if Guarantor was a party to this Agreement.
          6.6 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreements.
          6.7 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
          6.8 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.
          6.9 Employee Benefits.
               (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the U.S. employees of the Company will continue to be provided with pension and welfare benefits under employee benefit plans (but excluding equity based benefits) that are at a minimum substantially comparable in the aggregate to those currently provided by the Company to such employees or at a minimum generally comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries as elected by Parent in its sole discretion. On and after the Closing Date, Parent will cause the employee benefit plans in which the employees of the Company are eligible to participate (the “New Plans”) to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by the U.S. employees of the Company as if such service were with Parent to the same extent such service was credited under a comparable plan of the Company and to the extent that such time period is recognized under the terms of such plan of Parent. In addition, Parent shall cause, to the extent permissible under the New Plans (it being understood that Parent shall use its commercially reasonable efforts to cause the New Plans to permit the following), (i) the waiver of all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any comparable Company Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Notwithstanding the foregoing, nothing contained herein shall (x) be treated as an amendment of any particular Company Benefit Plan, (y) give any third party any right to enforce the provisions of this Section 6.9, or (z) obligate Parent, the Surviving Corporation or any of their respective Affiliates to (A) maintain any particular Company Benefit Plan, or (B) retain the employment of any particular employee.
               (b) Prior to the Effective Time, if requested by Parent in writing prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Closing unless Parent or such Subsidiary explicitly authorizes such participation, and (ii) cause the Company 401(k) Plan to be terminated effective at least one day prior to the Closing. Parent shall cause a tax-qualified defined contributions retirement plan established or maintained by Parent or an Affiliate (the “Buyer Plan”) to accept eligible rollover distributions from the Company 401(k) Plan with respect to any account balance distributed to employees on or after the Closing Date. Rollovers of outstanding loans from the Company 401(k) Plan to the Buyer Plans shall be permitted.
               (c) The Company agrees to cause each of its officers and directors to repay any outstanding liens or notes to the Company prior to the Effective Time.
               (d) Prior to making any written or oral communications to the directors, officers or employees of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.
          6.10 Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this

Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
          6.11 Indemnification; Directors’ and Officers’ Insurance.
               (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware Law and the Company’s certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation.
               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
               (c) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Following the six-year anniversary of the Effective Time, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, agree to amend, modify, cancel or terminate its D&O Insurance to the detriment of the Indemnified Parties or any of their eligible beneficiaries.
               (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the

Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.11.
               (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.11(b) hereof.
               (f) The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Insurance or the “tail” referred to in Section 6.11(c)) hereof under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the DGCL or the Company’s certificate of incorporation and bylaws, or under any applicable Contracts, Laws and any indemnification agreements of or entered into by the Company, which rights shall not be affected by Section 9.7.
               (g) The obligation and liability of Parent and the Surviving Corporation under this Section 6.11 shall be joint and several.
               (h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors or employees, it being understood that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.
          6.12 Other Actions by the Company.
               (a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
               (b) Section 16 Matters. The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s board of directors to set forth the information required in the resolutions of Parent’s board of directors.
ARTICLE VII
Conditions
          7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
               (a) Stockholder Approval. The Company Requisite Vote shall have been obtained.
               (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.
               (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).
          7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
               (a) Representations and Warranties. (i)  The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness) and Section 5.1(l) (Takeover Statutes) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that such officers have read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.
               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.
               (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.
               (d) Proxy Statement. No order suspending the use of the Proxy Statement shall have issued and no proceeding for that purpose shall have been initiated by the SEC.
          7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
               (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
               (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
ARTICLE VIII
Termination
          8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

          8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by June 15, 2008, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.
          8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned pursuant to Section 8.3(b) at any time prior to the Effective Time, whether before or after obtaining the Company Requisite Vote, or by action of the board of directors of the Company pursuant to Section 8.3(a) at any time prior to obtaining the Company Requisite Vote:
               (a) if (i) the Company is not in breach of the covenants contained in Section 6.2 and is not in material breach of any other covenants set forth in this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, a binding, irrevocable written offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (it being understood that, if accepted by the board of directors of the Company, such offer shall become an enforceable amendment to this Agreement without further action by Parent, Merger Sub or the Company), and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notification to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification, and (z) during such three business day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

               (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.
          8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) (i) the board of directors of the Company shall have made a Change of Recommendation, (ii) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (iii) at any time after the end of 10 business days following receipt of an Acquisition Proposal, the Company’s board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from Parent, (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend against acceptance of such offer, or (v) the Company shall have materially breached any of its obligations under Section 6.2; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (other than Section 6.2), or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.
          8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement. No termination of this Agreement shall be effective unless and until notice of such termination shall have been given by the terminating party pursuant to Section 9.6, specifying the provision or provisions of Section 8.1, 8.2, 8.3 or 8.4 pursuant to which termination has been effected. Merger Sub shall not be entitled to terminate this Agreement or receive any notice thereof.
               (b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) 10 business days prior to termination of this Agreement, with respect to termination of this Agreement pursuant to Section 8.2(a), or (B) five business days prior to termination of this Agreement, with respect to termination of this Agreement pursuant to Section 8.2(b), and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b), (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a), or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4(a) shall have occurred, or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $12,825,000 (the “Termination Fee”) by wire transfer of same day funds; provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3; provided, further, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this Section 8.5(b) unless and until within 12 months of such termination the Company shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “20%” in the definition of “Acquisition Proposal”); provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, to which reference is made in this Section 8.5(b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
ARTICLE IX
Miscellaneous and General
          9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.10 (Expenses) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
          9.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
          9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.
          9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
               (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
               (b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.
          9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:
If to Parent or Merger Sub:
Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Attention: Chief Executive Officer
Fax: +1 (978) 659-7203
with a copy (which shall not constitute notice) to:
Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Attention: Senior Vice President and Chief Legal Officer
Fax: +1 (978) 659-7203
and:
Sullivan & Cromwell LLP

125 Broad Street
New York, New York 10004
Attention: Matthew G. Hurd
Fax: +1 (212) 558-3588
If to the Company:
Visicu, Inc.
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202-3315
Attention: Frank Sample, Chief Executive Officer
Fax: +1(410) 276-1970
with a copy (which shall not constitute notice) to:
DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
Attention: Wm. David Chalk
Fax: +1 (410) 580-3120
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          9.7 Entire Agreement. This Agreement (including any Exhibits and Annexes hereto), together with the Company Disclosure Letter and the Confidentiality Agreements, dated January 15, 2007 and August 14, 2007, between Philips Medical Systems North America and the Company (the “Confidentiality Agreements”) constitutes the entire agreement among the parties (including the Guarantor), with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, both written and oral, among the parties, with respect to the subject matter hereof.
          9.8 No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.
          9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.
          9.10 Parent Undertaking. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10. Parent further waives, to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Merger Sub, in connection with such performance.
          9.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
          9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (x) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (y) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          9.13 Interpretation; Construction.
               (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this

Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
               (b) The parties to this Agreement have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
               (c) The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of information in the Company Disclosure Letter shall not be deemed to constitute an admission or otherwise imply that such information (or any other information or matter) is material to the properties, assets, liabilities, business, financial condition or results of operations of the Company or to the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, or has had or would be likely to have a Material Adverse Effect on the Company. Disclosure of any information in the Company Disclosure Letter shall not be deemed or constitute a conclusion or an admission that the Company or its Affiliates have any obligation or liability to any third party with respect to such matters.
          9.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign, by prior written notice to the Company, any of their rights or obligations hereunder to a direct or indirect wholly owned Subsidiary of the Guarantor, except that all representations and warranties made herein with respect to Parent and Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such direct or indirect wholly owned Subsidiary of Guarantor as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement and that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Visicu, Inc.

By	/s/ Frank T. Sample

Name: Frank T. Sample Title: Chairman and CEO

PHILIPS HOLDING USA INC.

By	/s/ Michael L. Manning

Name: Michael L. Manning Title: Attorney-in-fact

ICE MERGER SUB, INC.

By	/s/ Michael L. Manning

Name: Michael L. Manning Title: Attorney-in-fact
[Signature Page of Merger Agreement]

GUARANTEE BY KONINKLIJKE PHILIPS ELECTRONICS N.V.
     Koninklijke Philips Electronics, N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the “Guarantor”), hereby irrevocably and unconditionally guarantees to Visicu, Inc. the full and timely performance by Philips Holding USA Inc. and Ice Merger Sub, Inc. (collectively, the “Philips Companies”) of their respective obligations under the foregoing Agreement and Plan of Merger (the “Merger Agreement”), and agrees to take all actions which the Philips Companies are obligated under the Merger Agreement to cause the Guarantor to take. Sections 9.2, 9.4, 9.5, 9.8 and 9.12 of the Merger Agreement shall apply to this guarantee, mutatis mutandis, as if they had been fully set forth herein.
[SIGNATURE PAGE FOLLOWS]

Andover, Massachusetts, December 18, 2007

Koninklijke Philips Electronics, N.V.

By:	/s/ Edward Siegel

Edward Siegel Attorney-In-Fact
[Signature Page of Guarantee]

ANNEX A
DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
business day	1.2
Buyer Plan	6.9(b)
Bylaws	2.2
Cerner	5.1(p)(xvii)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Common Stock	2.1
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Benefit Plans	5.1(h)(i)
Company Disclosure Letter	5.1
Company Licensed Intellectual Property	5.1(p)
Company Option	4.3(a)
Company Owned Intellectual Property	5.1(p)
Company Product	5.1(i)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company Software	5.1(p)
Confidentiality Agreements	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11(a)
Customer Contract	5.1(j)(i)(C)
D&O Insurance	6.11(c)
Delaware Certificate of Merger	1.3
Designated Employees	Recitals
DGCL	1.1
[Signature Page of Guarantee]

Terms	Section

Dissenting Stockholders	4.1(a)
Effective Time	1.3
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(e)(i)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FD&C Act	5.1(i)(ii)
FDA	5.1(i)(ii)
GAAP	5.1(e)(iii)
Governmental Contract	5.1(j)(iii)
Governmental Entity	5.1(d)(i)
GPL	5.1(p)
Guarantor	5.2(b)
Hazardous Substance	5.1(m)
HIPAA	5.1(i)(vi)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)
IP Contracts	5.1(p)(vii)
IP Licenses	5.1(p)
IRS	5.1(h)(ii)
Knowledge	5.1(g)
Laws	5.1(i)(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)(i)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)(O)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.9(a)
Open Source Software	5.1(p)
Order	7.1(c)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)

A-3

Terms	Section

Person	4.2(d)
Proprietary Source Identifiers	5.1(p)
Proxy Statement	6.3
Representatives	6.2(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shares	4.1(a)
Stock Plan	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Treasury Regulations	5.1(n)(vi)
Voting Agreement	Recitals

A-4